Exhibit 10.2

June 24, 2026

John Burns

c/o SELLAS Life Sciences Group, Inc.

7 Times Square, Suite 2503

New York, NY 10036

Re: Amended and Restated Severance and Change of Control Letter Agreement

Dear John:

This Amended and Restated Severance and Change of Control Letter Agreement (this “Agreement”) amends and restates in its entirety (i) that certain Change of Control Severance Agreement (the “COC Severance Agreement”), dated December 14, 2021, as amended on March 4, 2025, by and between you and SELLAS Life Sciences Group, Inc. (the “Company”) and (ii) the non-change of control severance benefits (such severance benefits, the “Non-COC Severance Benefits”) set forth in that certain Employment Agreement (the “Employment Agreement”), dated January 11, 2018, by and between you and the Company. Effective as of the date hereof, the COC Severance Agreement and the Non-COC Severance Benefits shall be of no further force or effect.

This Agreement sets forth the severance benefits that shall be provided to you in the event of certain terminations of your employment with the Company (or its successor in a Change of Control (as hereinafter defined)), on the terms and conditions set forth herein.

1.            Definitions.

(a)            “Cause” shall mean that: (A) you have repeatedly failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities; (B) you have been convicted of, or pled nolo contendere to, a felony under the laws of the United States or any state; (C) you breached your fiduciary duty of loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (D) you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company; (E) you materially breached any material provision of this Agreement or any other agreement with the Company; or (F) you materially breached any material provision of any Company code of conduct or ethics policy which has been made available to you. Notwithstanding the foregoing, with respect to grounds set forth in subsections (A), (E) or (F) “Cause” shall not be deemed to have occurred unless: (1) the Company provides you with written notice that it intends to terminate your employment hereunder for one of the grounds set forth in subsections (A), (E) or (F) within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, you have failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) the Company terminates your employment within six (6) months from the date that Cause first occurs.

SELLAS™ Life Sciences Group, Inc., Times Square Tower, 7 Times Square, Suite 2503, New York, NY, 10036, USA

Telephone: +1-646-200-5278

Nasdaq: SLS

www.sellaslifesciences.com

(b)            “Good Reason” shall mean, without your written consent: (A) any change in your position, reporting relationship or job title with the Company that diminishes in any material respect your authority, duties or responsibilities; (B) any reduction in your base compensation; (C) a material change in the primary geographic location at which services are to be performed by you (unless the new location is closer to your primary residence than the prior location); or (D) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (1) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (A), (B), (C) or (D) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (2) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (3) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason.

2.            Severance Not in Connection with a Change of Control.

(a)            Effectiveness. Notwithstanding any other provision of this Agreement or the Employment Agreement or COC Severance Agreement, the Company may terminate your employment at any time for any reason or you may resign from your employment with the Company at any time for any reason. Termination by the Company or your resignation shall be effective on the date either party gives notice to the other party of such termination in accordance with this Agreement unless otherwise agreed by the parties (the effective date of any termination being the “Termination Date”). The period of your at-will employment with the Company is referred to herein as the “Employment Term.”

(b)            Cooperation after Notice of Termination. Following any notice of termination by either the Company or you, if requested by the Company, you shall reasonably cooperate with the Company in all matters relating to the winding up of your pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be reasonably designated by the Company. You shall not receive any additional compensation during the Employment Term, other than your Base Salary, as then in effect, for any services that you render as provided in this Section 2(b). For each day that you perform services under this Section 2(b) after the Employment Term, you shall be reimbursed for your reasonable out-of-pocket expenses and the Company shall pay you a per diem cash amount at your Base Salary rate on the Termination Date.

(c)            Effect of Termination. In the case of the Company’s termination of you, or your resignation, you shall be entitled to receive: (i) Base Salary through the Termination Date; (ii) reimbursement of all business expenses for which you are entitled to be reimbursed in accordance with the Company’s reimbursement policies, but for which you have not yet been reimbursed; (iii) the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), at your cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

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(d)            Severance. If you both (i) are terminated by the Company without Cause or you resign from employment for Good Reason and the Termination Date is not within the Change of Control Period (as defined below), and (ii) comply with Section 2(b) above, then, in addition to your rights under Section 2(c) and subject to Section 4 (Separation Agreement and Release), Section 5 (Modified 280G Cutback) and Section 7(a) (Code Section 409A) below, you shall be entitled to receive the following amounts (the “Severance Payments”): (A) continuing severance pay at a rate equal to one hundred percent (100%) of your Base Salary, as then in effect, less standard employment-related withholdings and deductions, for a period of nine (9) months from the Termination Date, to be paid periodically in accordance with the Company’s normal payroll practices (the “Salary Continuation Period”); (B) a pro rata portion of your annual short-term incentive compensation at your target level (“Target Bonus”) for the year in which the Termination Date occurs, without regard to whether the performance goals with respect to such Target Bonus have been established or met, payable in installments over the Salary Continuation Period; and (C) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimbursement for the monthly premium to continue such coverage until the earlier of (x) the last calendar day of the nine (9) month anniversary following the month in which the Termination Date occurs and (y) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments to you and be subject to imputed income for tax purposes to the extent necessary to eliminate any discriminatory treatment or taxation under the ACA or Section 105(h) of the Code.

3.            Severance in Connection with a Change of Control.

(a)            Change of Control Severance Payments. If your employment is terminated within one month prior to or one year following a Change of Control (as defined in the Company’s 2023 Amended and Restated Equity Incentive Plan) (the “Change of Control Period”), by the Company, or its successor, without Cause or by you for Good Reason, then, in addition to your rights under Section 2(c) and in lieu of any severance benefits otherwise payable pursuant to Section 2(d), and subject to Section 4 (Separation Agreement and Release), Section 5 (Modified 280G Cutback) and Section 7(a) (Code Section 409A) below, you shall be entitled to receive the following amounts (the “CoC Severance Payments”): (i) the Company or its successor will pay you the following amounts in a lump sum on the Payment Commencement Date (as hereinafter defined): (A) an amount equal to fifteen (15) months of your then-current Base Salary, less standard employment-related withholdings and deductions, and (B) an amount equal to your Target Bonus for the year in which the Termination Date occurs, without regard to whether the performance goals with respect to such Target Bonus have been established or met and less standard employment-related withholdings and deductions, and (ii) provided you elect to continue your and your eligible dependents’ participation in the Company’s medical and dental benefit plans pursuant to COBRA, reimburse you for the monthly premium to continue such coverage until the earlier of (x) the last calendar day of the eighteen (18) month anniversary following the month in which the Termination Date occurs and (y) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. Notwithstanding the foregoing, if the reimbursement of monthly premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the ACA or Section 105(h) of the Code, these payments shall be treated as taxable payments to you and be subject to imputed income for tax purposes to the extent necessary to eliminate any discriminatory treatment or taxation under the ACA or Section 105(h) of the Code.

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(b)            Equity Acceleration. If your employment with the Company is terminated during the Change of Control Period by the Company, or its successor, without Cause or by you for Good Reason, then the then-unvested portion of any equity awards held by you shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable, as of the Termination Date. For the avoidance of doubt, with respect to any such award that is subject to market or performance-based vesting conditions, such market or performance-based vesting conditions shall be deemed satisfied at 100% of target level as of the Termination Date.

4.            Separation Agreement and Release. Notwithstanding the foregoing, the Company shall not be obligated to pay you the Severance Payments or the CoC Severance Payments or provide for the Equity Acceleration provided for herein unless you have timely executed (and not revoked) a separation and general release agreement in a form to be provided by the Company. Such separation and general release agreement must be executed and become binding and enforceable within sixty (60) calendar days after the Termination Date (such 60th day, the “Payment Commencement Date”); provided however, that if the 60th day following the date of termination occurs in the next calendar year following the Termination Date, then the Payment Commencement Date shall be no earlier than January 1 of such following calendar year.

5.            Modified 280G Cutback.

(a)            To the extent that any payment, benefit or distribution of any type to or for your benefit by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in you receiving a net after tax amount that exceeds the net after tax amount you would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Any reduction in the Total Payments required by this Section 5 shall be applied solely on a prospective basis by reducing or eliminating payments or benefits that have not yet been paid or provided as of the date the determination of such reduction is made. Unless you shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

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6.            Arbitration; Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and any dispute or controversy arising out of or relating to this Agreement, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”), a copy of which rules, which are available at http://www.jamsadr.com/rules-employment-arbitration/, have been reviewed by you in their current form. The arbitrator shall have the power to take interim measures, and to rule on such arbitrator’s own jurisdiction, including on any objections with respect to the existence, scope or validity of this arbitration clause. The arbitration shall be conducted on a strictly confidential basis, and neither party shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The arbitrator shall be authorized to issue any award, relief or other remedy which a court of competent jurisdiction would be entitled to issue. The parties shall have the right to conduct discovery, including through depositions, interrogatories, requests for documents, and requests for admission. The arbitrator shall issue a written decision, which decision shall include a statement of the essential findings and conclusions on which any arbitral award is based. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or applicable state law. The Company shall pay the JAMS administrative fees and the arbitrator’s fee and expenses. Each party will pay its own attorneys’ fees; provided, however, that if you are the prevailing party, the Company shall pay your attorneys’ fees. You and the Company each agree that any arbitration will be conducted only on an individual basis and that no dispute between the parties relating to this Agreement may be consolidated or joined with a dispute between any other employee and the Company or any of its affiliates, nor may you seek to bring your dispute on behalf of other employees, independent contractors or consultants of the Company or any of its affiliates as a class or collective action. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU AND THE COMPANY HEREBY WAIVE AND COVENANT THAT YOU AND THE COMPANY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR YOU MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND YOU, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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7.            Miscellaneous.

(a)            Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). Accordingly, if any provision of this Agreement is ambiguous, such that one interpretation would subject a payment or benefit to the excise tax imposed by Code Section 409A and an alternative interpretation would not so subject the payment or benefit, the parties intend the interpretation that would not so subject the payment or benefit to apply. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. In the event that at the time of any separation from service you are a “specified employee” within the meaning of Code Section 409A, any deferred compensation subject to Code Section 409A payable as a result of such termination shall not be paid prior to the first business day of the seventh month following such separation from service (or, if earlier, upon your death); on such first business day (or within thirty (30) days following your death), the Company shall pay you a lump sum equal to the aggregate amount of all payments that were delayed pursuant to this sentence, and any remaining payments shall continue to be paid in accordance with their original schedule.

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(b)            Conflict; Amendment; Counterparts. This Agreement sets forth the Company’s sole obligation, subject to the terms and conditions set forth herein, to provide severance benefits to you. The severance benefits set forth in this Agreement are therefore in lieu of, and not in addition to, the severance benefits described in the Employment Agreement, the COC Severance Agreement or any other agreement or arrangement between you and us. Except as modified hereby, the terms of the Employment Agreement remain in full force and effect. This Agreement may only be modified in a document signed by both the Company and you. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

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If the provisions of this Agreement are acceptable to you, please sign and date this Agreement below and return the signed and dated Agreement to me.

Sincerely,

SELLAS Life Sciences Group, Inc.

By:	/s/ Angelos M. Stergiou
Angelos M. Stergiou, MD. ScD h.c.
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John Burns
John Burns

Date:	6/24/2026

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